Exhibit 11.3

Independent Auditor’s Consent

We consent to the inclusion of our report dated March 8, 2017, with respect to the financial statements of MogulREIT II, Inc. as of January 18, 2017 and for the period from January 13, 2017 through January 18, 2017, in this Regulation A Offering Circular on Form 1‑A of MogulREIT II, Inc. We also consent to the reference to our firm under the caption "Experts."

/s/ CohnReznick LLP

Bethesda, Maryland
August 3, 2017